(d)(1)(A)(v)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2016

Voya Investors, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated November 18, 2014, among Morgan Stanley Investment Management, Inc., sub-adviser to VY® Morgan Stanley Global Franchise Portfolio (the “Portfolio”), Voya Investors Trust, and Directed Services LLC (“DSL”), the sub-advisory fee rate was reduced on July 1, 2015.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual management fee for the Portfolio, if a benefit exists, with a corresponding reduction (the “Reduction”), for the period from May 1, 2016 through May 1, 2017.  The Reduction shall be calculated as follows:

Reduction = 50% x (the sub-advisory fee rate for the Portfolio prior to July 1, 2015 – the sub-advisory fee rate for the Portfolio after July 1, 2015)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

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Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

AGREED AND ACCEPTED:
Voya Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President